Exhibit 10.8

May 3, 2016

Mr. Brian Winikoff

Dear Brian:

We are pleased to present our offer of employment to join AXA Equitable Life Insurance Company (the “Company”).

Job Title:

Senior Executive Director, Head of US Life, Retirement and Wealth Management (subject to Board approval). This position is located in the Company’s New York, NY offices (the “Principal Office”). Although we understand that you will continue to reside in Hingham, MA, you generally will be expected to work in the Principal Office as your primary location. Your duties may entail significant domestic and international travel.

Reporting To:

Mark Pearson — Chairman. President and Chief Executive Officer

Start Date:

TBD

Base Salary:

Your initial base salary will be $26,850.78 per bi-weekly pay period (based on an annual salary of $700,000.00). Your first pay date will be determined based upon your start date. The payroll calendar is included to show the Company’s pay dates. In this position, you are exempt from an overtime premium pay rate.

Sign-On Bonus – Restricted Stock Units (RSUs):

You will receive a sign-on RSU grant valued at $1,600,000.00 (the “Sign-On RSUs”). The number of RSUs awarded will be based upon their fair value on the grant date as determined by using a model consistent with that used for employee Performance Share grants. One-fourth of the RSUs will vest on the anniversary of the grant date in the years 2017, 2018, 2019 and 2020 and be paid out in cash within 30 days of the vesting date. This grant will be made on June 6, 2016.

If your employment is terminated by the Company without Cause or by you for Good Reason (each as defined in Exhibit A attached hereto), any unvested Sign-On RSUs shall become non-forfeitable and shall be paid out in cash on their otherwise applicable payment dates.

Short-Term Incentive Program:

While you are in this position, you will be eligible to receive an annual cash bonus award under an annual short-term incentive compensation plan (STIC Plan) established by the Company subject to the terms and conditions of the STIC Plan. The current STIC Plan target for this position is $900,000.00. This target provides a guideline for estimating your possible award, if any, but should not be interpreted as a commitment. For the 2016 performance year, your STIC target will be $900,000.00. Whether you receive a STIC Plan award, and the amount of any award, are within the sole discretion of the Company. Notwithstanding the foregoing, for the 2016 performance year, your STIC Plan award shall be no less than $900,000.00. To receive any STIC Plan award, you must be employed by the Company before the end of the applicable performance year and at the time the award is paid. STIC Plan awards are typically paid in February following the performance year and, in any event, by no later than March 15th of the year following the applicable performance year.

“AXA” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY), MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ).

Long Term Incentive Compensation:

Starting in 2017, you will be eligible for long-term incentive compensation (LTIC) in the form of an equity grant, commensurate with those received by employees of your level and responsibilities. The equity grant will be governed by the terms of the LTIC program. The LTIC program is subject to the approval of the AXA Financial and AXA Equitable Organization and Compensation Committees (OCC) and individual grants may be subject to the approval of both the OCC and the Board of Directors of AXA. LTIC grants are made annually. The annual target for this position is approximately $850,000.00 worth of equity, to be valued by using a Black-Scholes or similar pricing model consistent with that used for other employee equity grants. This target provides a guideline for estimating your possible award, if any, but should not be interpreted as a commitment. Whether an individual receives an LTIC award, and the amount, if any, are within the sole discretion of the Company. In order to receive any award, you must be employed at the time such award is granted. Details of the LTIC vehicles will be communicated as soon as determinable.

Licensing Requirements:

As a condition of your employment, you will be required to obtain and maintain any licenses that are reasonably deemed to be necessary for your employment.

Paid Time Off Days:

You will accrue paid time off (“PTO”) days at the rate of 24 days annually, beginning on the first business day of the month following your employment date. In the event the Company’s PTO policy is revised, you will accrue PTO days under the terms and conditions of the revised policy.

Benefits:

You will be eligible to participate in the Company’s welfare, retirement and other plans, including the AXA Equitable 401(k) Plan, and receive excess 401(k) contributions under the Post-2004 Variable Deferred Compensation Plan for Executives, subject to each plan’s terms and conditions.

Your additional executive benefits include:

•	Participation in our Executive Survivor Benefit Program (Life Insurance)

•	Financial counseling with AYCO or a company of your choice for up to $15,000 per year

•	Professional tax preparation assistance

Termination of Employment:

Termination for Any Reason

If your employment is terminated for any reason, the Company will pay you: (a) all accrued but unused PTO as of the termination date, (b) reimbursement of any outstanding business expenses incurred by you through the termination date, (c) all base salary payments earned by you through the termination date and (d) any earned but unpaid STIC Plan award from the performance year preceding the year in which the termination occurs.

Termination by the Company without Cause or by You for Good Reason

If your employment is terminated by the Company without Cause or by you for Good Reason (each as defined in Exhibit A attached hereto), then you will be eligible to receive a payment equal to (i) two times your annual base salary plus your short-term incentive compensation target for the year in which your employment is terminated, reduced by (ii) any severance pay for which you may be otherwise eligible under any Company or affiliate severance plan or program (the “Termination Payment”).

“AXA” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY), MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ).

The Termination Payment will: (a) be contingent upon you executing (and not exercising any rights you may have to revoke) a full general release in a form required by the Company within sixty (60) days following the date your employment is terminated, (b) be paid in a lump sum on the first regularly scheduled payroll dale following the sixth month anniversary of your Separation from Service (as defined below), (c) be subject to all other terms and conditions of any applicable Company or affiliate severance plan or program in effect on the date of your termination and (d) not be benefits-eligible. For purposes of this section. “Separation from Service” means a separation from service within the meaning of Internal Revenue Code Section 409A and the regulations thereunder, provided that a separation from service will be deemed to have occurred on a given date if you and the Company reasonably anticipate that the level of bona fide services you will perform after that date for the Company and all persons with whom the Company would be considered a single employer under Internal Revenue Code Sections 414(b) and 414(c) will permanently decrease to less than 50% of the average level of bona fide services provided by you in the immediately preceding 12 months. In addition, an 80% test will be used in applying Internal Revenue Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treasury Regulation Section 101.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Internal Revenue Code Section 414(c).

At Will Employment:

This offer is not a contract of employment for a definite term, but rather summarizes the details of the package to join our organization. Your employment with the Company will be at will, meaning that either you or the Company can terminate the employment relationship at any time for any reason.

Drug Screening and Background Investigation:

This offer is contingent upon your successfully passing a drug screening test, as well as acceptable results from a background investigation.

You will receive an electronic starting kit. It contains information about the Company and our benefit plans, as well as various forms necessary to place you on payroll. Please pay particular attention to the Employment Eligibility Verification (1-9) form that must be accompanied by original evidence of identity and employment eligibility, as explained on the form. Please complete these forms and be prepared to submit them on your first day of employment.

In an email, you will find the drug test information for a Sterling testing facility to make your appointment and complete your drug screening test ideally within 48 hours of receiving this package.

Non-Solicitation:

You agree that for a one-year period following the termination of your employment, you will not directly or indirectly invite, encourage, cause, persuade, or request any employee, associate or other representative of the Company or any affiliate thereof to (a) terminate his/her relationship with the Company or any affiliate thereof for any reason, or (b) sell, solicit, or provide products, accounts or services on behalf of another company which are in any way similar to or competing with those sold, solicited and/or provided by the Company or any affiliate thereof. You further agree that if you violate any of the above restrictions, the duration of any such restriction so violated shall automatically be extended for the duration of your violation. In addition, you acknowledge that the above restrictions are reasonable and agree that if a particular restriction is found to be unenforceable under state law, such restriction will be modified, if possible, to the extent necessary to make it reasonable or, if necessary, stricken, and that the remaining restrictions will continue in full force and effect.

“AXA” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY), MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ).

You acknowledge that monetary damages for the violation of any of the above restrictions will be inadequate and that any such breach will cause irreparable harm to the Company, and you agree that the Company will be entitled to preliminary and permanent injunctive relief, in addition to any other legal remedies that may be available to it. in the event of any violation by you of any of the above restrictions.

On your start date, please report to Katherine Vasquez, (212) 314-3105 at 1290 Avenue of the Americas, 16th floor, New York, NY 10104 at

8:30 A. M. for your employment processing. You will proceed to your work location from there.

On behalf of our entire management team, we look forward to welcoming you.

Very truly yours

/s/ Salvatore Piazzolla

Salvatore Piazzolla

Chief of Human Resources officer

t: 212.314.5210

e: rino.piazzolla@axa.us.com

w: axa.com

I accept the above terms

/s/ Brian Winikoff	5/9/16
Brian Winikoff	Date

cc:        Mark Berkowsky

            Barbara Lenkiewicz

“AXA” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY), MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ).

New York Labor Law Section 195(1)

Notice and Acknowledgement of Wage Rate and Designated Payday

Employer	Employee

Company Name: AXA Equitable Life Insurance Company	Name BRIAN WINIKOFF
Street address [on file with company]
FEIN: 13-5570651	Apt. City
Street address: 1290 Avenue of the Americas	State Zip:
City: New York State: New York Zip 10104 Phone (212) 554-1234 Preparer’s Name: Jeannine Richardson Preparer’s Title: Recruiting Coordinator	Phone [on file with company]

Your rate of pay: Salary paid on a bi-weekly basis ($26,850.78 per bi-weekly payment).

See payroll calendar (attached) for regular pay days.

General Statement Regarding Overtime Pay in New York:

In most cases where employees are eligible for overtime pay, the overtime rate will be 1 1/2 times the regular rate of pay for the week. The regular rate of pay is the total weekly pay divided by the number of hours worked in the week. In most cases, it is illegal to pay a fixed weekly rate for varying hours worked over 40 per week. The Department of Labor strongly discourages weekly rates for non-exempt employees, since underpayments often result.

On this day, I received notice of my pay rate, overtime rate (if eligible), allowances, and designated payday. My primary language is ENGLISH. Please check one:

☒	I have been given this notice in English only because English is my primary language.

☐	I have been given this notice in English only because a notice is not available in my primary language.

☐	I have been given this notice in English and a notice in my primary language.

Date: 5/9/16	/s/ Brian Winikoff
[Employee’s Signature]

A duplicate signed copy of this form MUST be provided to the employee. Send original to employee’s personnel file.

“AXA” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY), MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ).

Exhibit A

Definitions

“Cause” for termination shall be deemed to exist upon:

(A)	a good faith finding by the Company of your failure or refusal to perform your duties and responsibilities to the Company or any of its affiliates, which failure or refusal is not cured within thirty (30) days written notice thereof;

(B)	a good faith finding by the Company that you have engaged in gross negligence or misconduct, which gross negligence or misconduct has caused harm or damage to the business, affairs or reputation of the Company or any of its affiliates;

(C)	your commission of, conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony; or

(D)	your breach of the non-solicitation obligations as set forth in the offer letter to which this exhibit is appended, which breach is not cured within ten (10) days written notice thereof.

“Good Reason” shall be deemed to exist upon:

(A)	the relocation of your position to a different primary work site that is more than thirty-five (35) miles from the Principal Office, without your consent;

(B)	a material reduction of your annual base salary, target STIC or target LTIC, without your prior consent (other than in connection with, and substantially proportionate to, reductions by the Company of the annual compensation of other similarly situated senior executives);

(C)	material diminution in your duties, authority or responsibilities without your prior consent; or

(D)	a material change in the lines of reporting such that you no longer report to the Company’s President and Chief Executive Officer.

provided, however, that (i) no such event or condition shall constitute Good Reason unless (x) you give the Company a written notice of termination for Good Reason not more than thirty (30) calendar days after the initial existence of the condition which includes a detailed description of the Good Reason, (y) the grounds for termination if susceptible to correction are not corrected by the Company within thirty (30) calendar days of its receipt of such notice, and (z) your termination of employment occurs within sixty calendar days following the Company’s receipt of such notice; and (ii) at all times “Good Reason” will be interpreted in a manner consistent with the definition of “good reason” within the meaning of Internal Revenue Code Section 409A.

“AXA” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company (NY, NY), MONY Life Insurance Company of America (AZ stock company, administrative office: Jersey City, NJ).